Exhibit 2.1
Amendment To The
Agreement And Plan Of Merger
          This Amendment to the Agreement and Plan of Merger (this “Amendment”) by and among Pharaoh Acquisition LLC, a Delaware limited liability company and formerly known as Pharaoh Acquisition Corp. (“Pharaoh”), Pharaoh Merger Sub Corp., a Delaware corporation (“Merger Sub”), and Phoenix Technologies Ltd., a Delaware corporation (the “Company”), is made as of November 3, 2010. Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement.
Background
          Whereas, pursuant to that certain Merger Agreement (the “Merger Agreement”) by and among Pharaoh, Merger Sub and the Company, dated as of August 17, 2010, as amended, the parties have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
          Whereas, the Company received an Acquisition Proposal to which this Amendment responds pursuant to Section 5.03(e) of the Merger Agreement; and.
          Whereas, the parties desire to amend the Merger Agreement to reflect the Conversion and certain other items described herein.
Terms
          Now, therefore, in consideration of the mutual premises contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
1.	Section 1.03(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“except as otherwise provided in Sections 1.03(b) or 1.05, each share (“Company Share”) of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive $4.20 in cash, without interest (the “Merger Consideration”)”
2.	The first sentence of Section 5.02(a) of the Merger Agreement is hereby amended and restated to read in its entirety as follows:
“The Company shall cause the stockholder meeting currently scheduled to be held on November 5, 2010 to be adjourned to a date that is not more than (10) days after the date of mailing of the

Amended Proxy Materials (the “Stockholder Meeting”), for the purpose of voting on the matters requiring the Stockholder Approval; provided that (i) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholder Meeting and the Company shall use its commercially reasonable efforts to obtain such a quorum as soon as practicable, and (ii) the Company may delay the Stockholder Meeting to the extent the Company reasonably determines, after consultation with its legal counsel, that such delay is required by Applicable Law to comply with any comments made by the SEC with respect to the Company Proxy Statement as amended by the Amended Proxy Materials.”
3.	A new Section 5.03(h) is added to the Merger Agreement as follows:
With regard to any Active Bidder, the Company may continue until 11:59 PM Pacific Time on the 3rd business day following the effective date of the last amendment of this Agreement (the “Cut-Off Time”) to (A) furnish, information with respect to the Company and its Subsidiaries to such Active Bidder and (B) participate in discussions or negotiations with an Active Bidder regarding the possibility of the Active Bidder submitting an Acquisition Proposal; provided that the Company shall promptly, and in any event within four hours, provide to Parent any non-public information concerning the Company or its Subsidiaries that is provided to any Active Bidder and inform Parent of the substance of any such discussions or negotiations.
4.	The following new Section 9.02(d) shall be added and Sections 9.02(d) and 9.02(e) shall be renumbered 9.02(e) and 9.02(f) respectively:
In the event the Acquisition Proposal was submitted by an Active Bidder after the Cut-Off Time, whether or not this Agreement has been terminated, then the term “Acquisition Proposal” shall include any transaction by which control of the Company is transferred, directly or indirectly, to such Active Bidder and, in the event Parent is entitled to receive the Company Termination Fee under this Section 9.02, in addition to the Company Termination Fee, the Company shall also pay to Parent (at the same time and in the same manner as the Company Termination Fee) an amount equal to (1) 50% of the difference between (i) the per share amount to be received by the Company’s stockholders, directly or indirectly, as a result of the transaction triggering the operation of this Section 9.02, and (ii) $4.20, multiplied by (2) the number of shares of Company Common Stock issued and outstanding immediately prior to the consummation of the transaction triggering the operation of this Section 9.02(b); provided that the sum of the Company Termination Fee and such amount shall not exceed 3.75% of the aggregate Merger Consideration paid or otherwise provided by the Active Bidder.
5.	The following new definition shall be added to Section 11.01 of the Merger Agreement:
“Active Bidder” shall mean any Person or Affiliate of such Person, other than the Parent and the Merger Subsidiary, that has submitted an Acquisition Proposal to the Company within 60 days prior to the effective date of the last amendment of this Agreement; provided, however, that for the purpose of the definition of Active Bidder, the term “control” in the definition of the term “Affiliate” shall mean possession, directly or indirectly, of (i) more than five percent of the voting or economic interest of a Person or (ii) the power to direct of cause the direction of management or policies of a Person, whether through ownership of voting securities, by contract or otherwise.
6.	Promptly following the execution of this Amendment, and in any event on the day next following the Cut-Off Time, the Company shall prepare and mail Amended Proxy Materials reflecting the increased Merger Consideration and, subject to Section 5.03 of the Merger Agreement, reaffirming the recommendation of the Board of Directors of the Company to the stockholders of the Company to grant the Stockholder Approval.

7.	Except as modified hereby, the Merger Agreement shall remain in full force and effect.

8.	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

9.	This Amendment may be executed by facsimile in multiple counterparts, each of which shall be deemed an original and enforceable against such party, and all of which together shall constitute one and the same instrument.
[signature page follows]

          The undersigned have caused this Amendment to be executed as of the date first written above.

Pharaoh: Pharaoh Acquisition LLC
By:	/s/ Jonah Sulak
	Name:	Jonah Sulak
	Title:	Authorized Signatory

Merger Sub: Pharaoh Merger Sub Corp.
By:	/s/ Jonah Sulak
	Name:	Jonah Sulak
	Title:	Authorized Signatory

Company: Phoenix Technologies Ltd.
By:	/s/ Thomas A. Lacey
	Name:	Thomas A. Lacey
	Title:	President/CEO

[signature page to amendment to agreement and plan of merger]

Solely for the purpose of approving this Amendment and reaffirming its agreement with Section 10.14 of the Merger Agreement as amended by this Amendment and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof or of the Merger Agreement (as amended by this Amendment):

MARLIN EQUITY II, L.P.

By: Marlin Equity Partners, II, LP, Its General Partner

By:	/s/ Jonah Sulak
	Name:	Jonah Sulak
	Title:	Authorized Signatory

Solely for the purpose of approving this Amendment and reaffirming its agreement with Section 10.14 of the Merger Agreement as amended by this Amendment and, for the avoidance of doubt, not intending to be bound to any other term, obligation or provision hereof or of the Merger Agreement (as amended by this Amendment):

MARLIN EQUITY III, L.P.

By: Marlin Equity Partners, III, LP, Its General Partner

By:	/s/ Jonah Sulak
	Name:	Jonah Sulak
	Title:	Authorized Signatory

[signature page to amendment to agreement and plan of merger]